                                                                    EXHIBIT 7(D)


                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF AUGUST 28,1995
                                  BY AND AMONG
                              TCIEUROMUSIC, INC.,
                 UNITED ARTISTS PROGRAMMING INTERNATIONAL, INC.
                                      AND
                                    DMX INC.

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF AUGUST 28,1995
                                  BY AND AMONG
                              TCI-EUROMUSIC, INC.,
                 UNITED ARTISTS PROGRAMMING INTERNATIONAL, INC.
                                      AND
                                    DMX INC.

                               TABLE OF CONTENTS

                                 -------------


                                   ARTICLE I
                                  DEFINITIONS

1.1    Terms Defined in this Section  . . . . . . . . . . . . . . . . . . . . . . .     1
1.2    Terms Defined Elsewhere in this Agreement  . . . . . . . . . . . . . . . . .     3

                                   ARTICLE II
                                   THE MERGER

2.1    Closing and Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .     4
2.2    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
2.3    Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . .     5

                                   ARTICLE III
                           CONVERSION OF CAPITAL STOCK

3.1    Conversion of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
3.2    Conversion Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
3.3    Procedures for Determining TCIE Value  . . . . . . . . . . . . . . . . . . .     7
3.4    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .     8

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF TCIE AND UAPI

4.1    Organization and Authority; Binding Effect . . . . . . . . . . . . . . . . .     9
4.2    No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
4.3    Governmental Consents and Approvals  . . . . . . . . . . . . . . . . . . . .     9
4.4    Capitalization of TCIE . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
4.5    Assets and Liabilities of TCIE . . . . . . . . . . . . . . . . . . . . . . .    10
4.6    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF ACQUIROR

5.1    Organization and Authority; Binding Effect . . . . . . . . . . . . . . . . .    11
5.2    No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
5.3    Governmental Consents and Approvals  . . . . . . . . . . . . . . . . . . . .    12
5.4    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
5.5    Recommendations of Acquiror's Board of Directors . . . . . . . . . . . . . .    13
5.6    Acquiror SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
5.7    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . .    13
5.8    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
5.9    TaxFree Nature of Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    14

                                   ARTICLE VI
                                OTHER AGREEMENTS

6.1    Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
6.2    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
6.3    Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . .    15
6.4    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
6.5    Meeting of Stockholders of Acquiror  . . . . . . . . . . . . . . . . . . . .    15
6.6    Regulatory and Other Authorizations  . . . . . . . . . . . . . . . . . . . .    16
6.7    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
6.8    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
6.9    Board Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

                                 ARTICLE VII
                            CONDITIONS TO CLOSING

7.1    Conditions to the Obligations of TCIE, UAPI and Acquiror . . . . . . . . . .    19

                                 ARTICLE VIII
                                 TERMINATION

8.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
8.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
8.3    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

                                 ARTICLE IX
                               INDEMNIFICATION

9.1    Indemnification by UAPI  . . . . . . . . . . . . . . . . . . . . . . . . . .    23

9.2    Indemnification by Acquiror  . . . . . . . . . . . . . . . . . . . . . . . .    23
9.3    Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

                                 ARTICLE X
                               MISCELLANEOUS

10.1   Survival of Representations and Warranties . . . . . . . . . . . . . . . . .    24
10.2   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
10.3   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
10.4   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
10.5   Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.6   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.8   Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.9   No Personal Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.10  Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.11  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
10.12  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
10.13  Legal Fees; Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
10.14  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of August 28, 1995, is made by and among United Artists Programming International, Inc., a Delaware corporation ("UAPI"), TCI-Euromusic, Inc., a Colorado corporation ("TCI-E"), and DMX Inc., a Delaware corporation ("Acquiror").

                             PRELIMINARY STATEMENTS

         UAPI is the owner of all the issued and outstanding capital stock of TCI-E. TCI-E is the holder of two promissory notes (individually a "Note" and together the "Notes") dated May 19, 1993, one in the principal amount of $24,436,000 payable by International Cablecasting Technologies Europe N.V. d/b/a DMX Europe N.V. ("DMX-E"), and the other in the principal amount of $564,000 payable by DMX. TCI-E also owns 19,216 shares of capital stock of DMX-E (the "DMX-E Stock").

         The Boards of Directors of TCI-E and Acquiror have each determined that it is in the best interests of their respective corporations and shareholders that TCI-E merge with and into Acquiror (the "Merger"), as a result of which UAPI, as the sole shareholder of TCI-E immediately prior to the Merger, would become a stockholder of Acquiror.

         The parties intend that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement is adopted as a plan of reorganization.

         This Agreement constitutes a plan of merger with respect to the Merger for purposes of Section 7-111-107 of the Colorado Corporation Law and an agreement of merger with respect to the Merger for purposes of Section 252 of the Delaware Corporation Law.

         In consideration of the foregoing and the mutual agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, will have the meanings set forth in this Section:

         "Acquiror Common Stock" means the common stock, $.01 par value per share, of Acquiror, and any successor class or series of capital stock of Acquiror, however designated.

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such Person. As used in this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person (whether through the ownership of voting securities, by contract, or otherwise), and the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banks in Denver, Colorado or Los Angeles, California are closed.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Colorado Corporation Law" means the Colorado Business Corporation
Act.

         "Delaware Corporation Law" means the General Corporation Law of
Delaware.

         "Exchange Act" means, collectively, the Securities Exchange Act of 1934, as amended, and, unless the context indicates otherwise, the rules and regulations thereunder.

         "Governmental Authority" means (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Person" means a human being or a corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership or other entity or organization.

         "Securities Act" means, collectively, the Securities Act of 1933, as amended, and, unless the context indicates otherwise, the rules and regulations thereunder.

         "Tax" means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, gains, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property, or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee, or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

         "Tax Return" means any return, report, statement, information statement or similar document required to be filed with any Governmental Authority with respect to Taxes.

         1.2 Terms Defined Elsewhere in this Agreement. The following terms, as used in this Agreement, have the meanings set forth in the sections indicated below:

Term                                                            Section
- ----                                                            -------
Acquiror                                                        Preamble

Acquiror Common Stock Value                                     3.2(c)

Acquiror SEC Filings                                            5.6

Agreement                                                       Preamble

Articles of Merger                                              2.3

Assumed Liabilities                                             9.1(a)

Average Trading Price                                           3.2(d)

Certificate of Merger                                           2.3

Closing                                                         2.1

Closing Date                                                    2.1

Conversion Number                                               3.2(a)

DMX-E Loan Agreement                                            4.5(a)

DMX-E Payable                                                   3.2(e)

DMX-E Stock                                                     Preliminary Statements

Effective Time                                                  2.3

Disputed TCI-E Value                                            3.3(c)

Merger                                                          Preliminary Statements

Nasdaq                                                          3.2(d)

Notes                                                           Preliminary Statements

Note Rights                                                     4.5(a)

SEC                                                             5.6

Selection Date                                                  6.9(b)

Surviving Corporation                                           2.2

TCI-E                                                           Preamble

TCI-E Common Stock                                              3.1(a)

Term                                                            Section
- ----                                                            -------
TCI-E Common Stock Value                                        3.2(b)

TCI-E Taxes                                                     6.8(a)

Termination Date                                                8.1 (c)

UAPI                                                            Preamble

                                   ARTICLE II
                                   THE MERGER

         2.1 Closing and Closing Date. As soon as practicable after the satisfaction or, to the extent permitted by law, waiver of the conditions set forth in Article VII, (but not later than three Business Days after the satisfaction or waiver of the conditions set forth in Section 7.1 (other than the condition in Section 7.1 (c)), Section 7.2(e) and Section 7.3(d)), and immediately prior to the filing of the Articles of Merger and the Certificate of Merger, a closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California or such other location as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

         2.2 The Merger. Subject to the terms and conditions of this Agreement, the Colorado Corporation Law and the Delaware Corporation Law, at the Effective Time TCI-E will be merged with and into Acquiror, the separate existence of TCI-E will cease and Acquiror will continue as the corporation surviving the Merger (the "Surviving Corporation"). From and after the Effective Time, and without any further action on the part of any Person, the Merger will have all the effects provided by applicable law, including Section 7-111-106 of the Colorado Corporation Law and Section 259 of the Delaware Corporation Law, the effects described in Section 3.1 with respect to the capital stock of TCI-E and, subject to applicable law, the following additional effects:

                 (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Acquiror will continue to be the Certificate of Incorporation of the Surviving Corporation, and such Certificate of Incorporation may thereafter be amended as provided therein and by the Delaware Corporation Law.

                 (b) Bylaws. At the Effective Time, the Bylaws of Acquiror, as in effect immediately prior to the Effective Time, will continue to be the Bylaws of the Surviving Corporation, and such Bylaws may thereafter be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware Corporation Law.

                 (c) Directors. At the Effective Time, the directors of Acquiror immediately prior to the Effective Time, together with the two directors appointed pursuant to Section 6.9, will be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Delaware Corporation Law and until the earlier of such director's resignation or removal or until such director's successor is duly elected and qualified, as the case may be.

                 (d) Officers. At the Effective Time, the officers of Acquiror immediately prior to the Effective Time will continue as the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Delaware Corporation Law and until the earlier of such officer's resignation or removal or until such officer's successor is duly appointed and qualified, as the case may be.

         2.3 Effective Time of the Merger. Subject to the terms and conditions in this Agreement, the parties will (a) prepare, sign and acknowledge, in accordance with the Colorado Corporation Law, articles of merger (the "Articles of Merger") and deliver the Articles of Merger to the Secretary of State of the State of Colorado for filing pursuant to the Colorado Corporation Law on the Closing Date and (b) prepare, execute and acknowledge, in accordance with the Delaware Corporation Law, a certificate of merger (the "Certificate of Merger") and deliver the Certificate of Merger to the Secretary of State of the State of Delaware for filing pursuant to the Delaware Corporation Law on the Closing Date. The Merger will become effective upon the later of the filing of the Articles of Merger with the Secretary of State of the State of Colorado and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As used in this Agreement, the "Effective Time" means the later of the time at which the Articles of Merger are filed with the Secretary of State of the State of Colorado and the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware.

                                  ARTICLE III
                          CONVERSION OF CAPITAL STOCK

         3.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of any corporation:

                 (a) Each share of common stock, $1.00 par value per share, of TCI-E ("TCI-E Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into and will thereafter evidence and become that number of validly issued, fully paid and nonassessable shares of Acquiror Common Stock equal to the Conversion Number. If any holder of TCI-E Common Stock is entitled to receive a fraction of a share of Acquiror Common Stock, the number of shares of Acquiror Common Stock issuable to such holder will be rounded to the nearest whole number.

                 (b) Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

         3.2     Conversion Number. For purposes of this Agreement:

                 (a) The "Conversion Number" will be equal to the quotient (rounded to the nearest one-thousandth) of the TCI-E Common Stock Value divided by the Acquiror Common Stock Value (rounded to the nearest one-thousandth).

                 (b) The "TCI-E Common Stock Value" will equal the quotient of the TCI-E Value divided by the number of shares of TCI-E Common Stock issued and outstanding immediately prior to the Effective Time.

                 (c) The "Acquiror Common Stock Value" will be $2.50, subject to adjustment as provided below:

                          (i) If before the Effective Time there occurs the
ex-dividend date or record date with respect to (A) a dividend or other distribution on outstanding shares of any class of capital stock of Acquiror in the form of shares of Acquiror Common Stock, (B) a subdivision of the then outstanding shares of Acquiror Common Stock into a greater number of shares of Acquiror Common Stock or (C) a combination of the then outstanding shares of Acquiror Common Stock into a smaller number of shares of Acquiror Common Stock, then the Acquiror Common Stock Value then in effect will be adjusted by multiplying it by a fraction, the numerator of which is the number of shares of Acquiror Common Stock outstanding immediately before the event giving rise to such adjustment and the denominator of which is the number of shares of Acquiror Common Stock outstanding immediately after such event.

                          (ii)    If before the Effective Time there occurs the
ex-dividend date or record date with respect to a dividend or other distribution on outstanding shares of Acquiror Common Stock in the form of cash, securities or other assets (other than any cash dividend payable out of earnings or any dividend or distribution in the form of Acquiror Common Stock), then the Acquiror Common Stock Value then in effect will be adjusted by multiplying it by a fraction, the numerator of which is the Average Trading Price of Acquiror Common Stock on the record date (or if earlier, the ex-dividend date) of such dividend or distribution less the amount of cash or the fair market value on such date (as reasonably determined by Acquiror's Board of Directors) of the portion of the securities or other assets so to be distributed that is applicable to one share of Acquiror Common Stock, and the denominator of which is the Average Trading Price of Acquiror Common Stock on such date.

                          (iii)   If any event involving dividends or
distributions with respect to, or any change in the number of, outstanding shares of capital stock of Acquiror occurs as to which the other provisions of this Section 3.2(c) are not strictly applicable but the failure to make an adjustment in the Acquiror Common Stock Value would be inconsistent with the general intent and principles reflected in such provisions, or if strictly applicable would be inconsistent with the general intent and principles reflected in such provisions, then Acquiror, by action of its Board of Directors, will make an adjustment, on a basis that Acquiror's Board of Directors determines reasonably and in good faith is consistent with such general intent and principles. Acquiror will respond reasonably and in good faith to any request by UAPI that Acquiror's Board of Directors make a determination pursuant to this Section 3.2(c). Acquiror may, at its election, request that UAPI approve such an adjustment, and if UAPI grants such approval, Acquiror will be deemed to have acted reasonably and in good faith in making that adjustment. The failure of Acquiror to request such approval or of UAPI to approve such a request will not be construed as in any way affecting the rights of any of the parties.

                 (d) "Average Trading Price" of Acquiror Common Stock will equal, as of a particular date, the average of the reported closing market prices of such stock for the 10 consecutive trading days ending on the day prior to the date of determination. The closing market price for each day in question will be the last sale price, regular way or, if no such sale takes' place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system of the principal national securities exchange on which such stock is listed or admitted to trading or, if such stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if no such sale price is quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market System ("Nasdaq") or such other system then in use or, if on any such trading day such capital stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by the professional market maker who has been most active in making a market in such capital stock during the preceding 12 months. The Average Trading Price of such stock will be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification, recapitalization or combination affecting such stock, the record date or ex-dividend date of which occurs during the period in which the Average Trading Price is to be determined.

                 (e) The "TCI-E Value" means the sum, calculated as of the Effective Time. of (i) $120,100 plus (ii) the unpaid principal balance of the Notes plus (iii) all accrued and unpaid interest on the Notes as of August 28, 1995, minus (iv) the amount, not to exceed $ 1,600,000, by which the aggregate amount payable by DMX-E to Acquiror exceeds the aggregate amount payable by Acquiror to DMX-E (the "DMX-E Payable"). The calculation of amounts payable by DMX-E to Acquiror will be made in accordance with the Technology License and Services Agreement dated May 19, 1993, between Acquiror and DMX-E.

         3.3     Procedures for Determining TCI-E Value.

                 (a)      At least five Business Days before the Closing Date,
(i) TCI-E will deliver to Acquiror a schedule setting forth the amount of each item required to calculate the TCI-E Value as of the Closing Date pursuant to
Section 3.2(e) other than the DMX-E Payable and (ii) Acquiror will deliver to TCI-E Acquiror's calculation of the DMX-E Payable as of the Closing Date. TCI-E and Acquiror will make available to each other before the Closing all information that the other reasonably requests in support of the calculations provided pursuant to the preceding sentence.

                 (b) If neither Acquiror nor TCI-E provides a written notice of disagreement with the other's calculation at least two Business Days before the Closing Date, the calculation of the TCIE Value and the Conversion Number based on the amounts so provided will be final, conclusive and nonappealable.

                 (c) If either Acquiror or TCI-E provides a written notice of disagreement with the other's calculations within the period specified in
Section 3.3(b), the calculation of the TCI-E Value using the amounts provided pursuant to Section 3.3(a) (the "Disputed TCI-E Value") will be used to calculate the Conversion Number and the failure of the parties to agree on such calculations will not be cause for postponement of the Closing. Acquiror and UAPI will negotiate in good faith to resolve any such dispute for a period of 30 days after the Closing. At the end of such period, if the dispute has not been resolved or the negotiation period has not been extended by agreement between UAPI and Acquiror, the dispute will be referred to an independent public accounting firm selected by agreement of UAPI and Acquiror (or, if UAPI and Acquiror cannot agree to the selection of such a firm within five days after the end of such 30-day period, an independent public accounting firm selected by KPMG Peat Marwick), which firm will render its decision as to whether Acquiror's position is correct, UAPI's position is correct or some position between the two is correct (together with an explanation of the basis therefor) to the parties to the dispute not later than 30 days following submission of the dispute to it, which decision will be final, conclusive and nonappealable. The fees and expenses of such accounting firm will be paid one-half by Acquiror and one-half by UAPI.

                 (d) If the TCI-E Value as finally determined is less than the Disputed TCI-E Value, UAPI will deliver to Acquiror for cancellation certificates representing the shares of Acquiror Class B Common Stock in excess of those required to be issued, together with all nontaxable distributions, if any, made with respect to such shares after the date of their issuance. Any cash dividends or other taxable distributions payable with respect to such shares during the period of time that the shares were outstanding will be retained by the holder of such shares notwithstanding the cancellation of such shares. If the TCI-E Value as finally determined is greater than the Disputed TCI-E Value, Acquiror will deliver to the Person entitled to such shares certificates representing the appropriate number of shares of Acquiror Common Stock, together with any dividends or distributions to which such Person would have been entitled had such shares been issued at the Closing.

         3.4 Exchange of Certificates. At the Closing, (a) UAPI will deliver to Acquiror certificates representing all the issued and outstanding shares of TCI-E Common Stock and Acquiror will deliver to UAPI (or such other Person as UAPI may designate in writing) certificates representing the number of shares of Acquiror Common Stock to be issued in the Merger pursuant to this Agreement (subject, in case there is a Disputed TCI-E Value, to final determination pursuant to Section 3.3), which shares of Acquiror Common Stock will be deemed to be issued at the Effective Time and (b) UAPI will deliver or cause to be delivered to Acquiror the Notes and certificates representing the DMX-E Stock held by TCI-E.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF TCI-E AND UAPI

         TCI-E and UAPI jointly and severally represent and warrant to Acquiror as follows:

         4.1 Organization and Authority; Binding Effect. Each of TCI-E and UAPI is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. TCI-E has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to be qualified would not have a material adverse effect on the financial condition, results of operations, liabilities, assets or business of TCI-E. All necessary corporate action required to be taken by or on behalf of TCI-E and UAPI by applicable law, the Certificate or Articles of Incorporation and Bylaws of TCI-E and UAPI or otherwise to authorize (a) the approval, execution and delivery on behalf of TCI-E and UAPI of this Agreement and (b) the performance by each of TCI-E and UAPI of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. Assuming that this Agreement constitutes a valid, binding and enforceable agreement of Acquiror, this Agreement constitutes a valid and binding agreement of each of TCI-E and UAPI, enforceable against each of them in accordance with its terms, except (x) as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (y) for limitations imposed by general principles of equity. TCI-E has delivered to Acquiror true and complete copies of its Articles of Incorporation and Bylaws.

         4.2 No Breach. The execution and delivery of this Agreement by TCI-E and UAPI do not, and the consummation of the transactions contemplated by this Agreement by TCI-E and UAPI will not, (a) violate or conflict with the Articles or Certificate of Incorporation or Bylaws of TCI-E or UAPI or (b) in any material respect, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien or any third-party right of termination, cancellation, modification or acceleration under any instrument or agreement to which TCI-E or UAPI is a party or by which either of them or assets of either of them is bound or (c) subject to obtaining the approvals and making the filings described in Section 4.3, in any material respect, violate any statute, law, ordinance, rule or regulation applicable to TCI-E, UAPI or assets of either of them.

         4.3 Governmental Consents and Approvals. Neither the execution and delivery of this Agreement by TCI-E and UAPI nor the consummation of the transactions contemplated by this Agreement will require any consent, approval, authorization or permit of, or any filing with or notification to, any Governmental Authority, except for (a) filing of the Certificate of Merger, the

Articles of Merger and other documents necessary or appropriate to effect the Merger and (b) notification pursuant to, and expiration or termination of the waiting period under, the HSR Act.

         4.4 Capitalization of TCI-E. The authorized capital stock of TCI-E consists of 1,000 shares of TCI-E Common Stock. There are issued and outstanding 1,000 shares of TCI-E Common Stock. All issued and outstanding shares of TCI-E Common Stock were validly issued, are fully paid and nonassessable and are owned beneficially and of record by UAPI. There are no options, warrants, calls, subscriptions or other commitments obligating TCI-E or UAPI to issue (or reserve for issue), transfer or sell any securities of TCI-E. There is no voting trust or other agreement to which either TCI-E or UAPI is a party with respect to the voting of capital stock of TCI-E.

         4.5     Assets and Liabilities of TCI-E.

                 (a) Assets. TCI-E has no material assets other than (i) its rights under this Agreement, (ii) the DMX-E Stock and (iii) its rights (collectively, the "Note Rights") in, to and under (A) the Notes, (B) the Agreement for Acquisition of Capital Stock and for the Governance of International Cablecasting Technologies Europe N.V. dated as of May 19, 1993, by and among DMX-E, Acquiror and TCI-E, as amended, (C) the Loan Agreement dated as of May 19, 1993, between DMX-E and TCI-E (the "DMX-E Loan Agreement"),
(D) the Borrower Security Agreements (as defined in the DMX-E Loan Agreement),
(E) the Contribution Agreement dated as of May 19, 1993, between Acquiror and TCI-E, (F) the Non-Competition Agreement dated as of May 19, 1993, between Acquiror and TCI-E, (G) the Security Agreement dated as of May 19, 1993, between Acquiror and TCI-E and (H) the Pledge Agreement and Deed of Pledge dated as of May 19, 1993, among Acquiror, DMX-E and TCI-E.

                 (b) Liabilities. Except for (i) its obligations under the instruments and agreements evidencing the Note Rights, (ii) its obligations under this Agreement and (iii) its obligations for amounts payable to one or more Affiliates of Tele-Communications, Inc. (which liabilities will be terminated immediately prior to the Effective Time), TCI-E has no material liability or obligation of any kind.

         4.6 Investment Intent. UAPI is acquiring the Acquiror Common Stock to be acquired by it in the Merger as principal for its own account and not with a view to, or for sale in connection with, any distribution thereof. UAPI is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act.

         4.7 Receipt of Information. UAPI has received the Acquiror SEC Filings and all other documents and materials Acquiror has provided to it in connection with the transactions contemplated by this Agreement. UAPI has had access to and an opportunity to review all documents and other materials requested of DMX and has been given an opportunity to ask such questions of Acquiror concerning the business, operations, financial condition assets and liabilities of Acquiror and other relevant matters as UAPI has deemed necessary or desirable, and has been given all such information as UAPI has requested, to evaluate the merits and risks of the investment in shares of Acquiror Common Stock issuable in the Merger.

         4.8 Legends. UAPI acknowledges that each certificate or other document evidencing the shares of Acquiror Common Stock issuable in the Merger will be endorsed with the legends set forth below:

                 (a) "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM REGISTRATION. THE COMPANY MAY REFUSE TO AUTHORIZE ANY TRANSFER OF THE SHARES IN RELIANCE ON AN EXEMPTION FROM REGISTRATION UNTIL IT HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                 (b) If required by the authorities of any state in connection with the issuance or sale of such shares, the legend required by such state authority.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to TCI-E as follows:

         5.1 Organization and Authority: Binding Effect. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure so to be qualified would not have a material adverse effect on the financial condition, results of operations, liabilities, assets or business of Acquiror. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by Acquiror's stockholders, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. Subject to approval by Acquiror's stockholders, all necessary corporate action required to have been taken by or on behalf of Acquiror by applicable law, its Certificate of Incorporation and Bylaws or otherwise to authorize (a) the approval, execution and delivery on behalf of Acquiror of this Agreement and (b) the performance by Acquiror of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. Assuming that this Agreement constitutes a valid, binding and enforceable agreement of TCI-E and UAPI, this Agreement constitutes a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, except (x) as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (y) for limitations imposed by general principles of equity.

         5.2 No Breach. The execution and delivery of this Agreement by Acquiror do not, and, subject to approval by Acquiror's stockholders, the performance by Acquiror of its obligations under, and the consummation by Acquiror of the transactions contemplated by, this Agreement will not, (a) violate or conflict with the Certificate of Incorporation or Bylaws of Acquiror, (b) in any material respect, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien or any third-party right of termination, cancellation, modification or acceleration under any instrument or agreement to which Acquiror is a party or by which Acquiror or any of its assets is bound or
(c) subject to obtaining the approvals and making the filings described in
Section 5.3, in any material respect, constitute a violation of any statute, law, ordinance, rule or regulation.

         5.3 Governmental Consents and Approvals. Neither the execution and delivery of this Agreement by Acquiror nor the consummation of the transactions contemplated by this Agreement by Acquiror will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (a) compliance with federal and state securities laws,
(b) the filing of the Certificate of Merger, the Articles of Merger and other documents necessary or appropriate to effect the Merger and (c) notification pursuant to, and expiration or termination of the waiting period under, the HSR Act.

         5.4     Capitalization.

                 (a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, of which 39,494,970 shares are issued and outstanding, without giving effect to the sale of shares pursuant to the Stock Purchase Agreement dated as of the date of this Agreement, between Acquiror and TCI Turner Preferred, Inc. All issued and outstanding shares of capital stock of Acquiror were validly issued and are fully paid and nonassessable. Except as provided in this Agreement or as described in Schedule 5.4(a), there are no (and at no time prior to the Effective Time will there be any) options, warrants, calls, subscriptions or other commitments of any kind obligating Acquiror to issue (or reserve for issued), transfer or sell any capital stock of Acquiror.

                 (b) The shares of Acquiror Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. All such shares of Acquiror Common Stock will be listed on such national securities exchange, if any, as are other shares of the same class, or if shares of such class are quoted on Nasdaq, will be eligible for quotation on Nasdaq.

         5.5 Recommendations of Acquiror's Board of Directors. The Board of Directors of Acquiror has, by resolution duly adopted at a meeting duly called and held, adopted this Agreement as an agreement of merger under Section 252 of the Delaware Corporation Law and approved the Merger and the other transactions contemplated by this Agreement on the terms and conditions set forth herein and will recommend this Agreement, the Merger and such transactions for approval by Acquiror's stockholders.

         5.6 Acquiror SEC Filings. Acquiror has furnished UAPI with a complete copy of Acquiror's Annual Report on Form 10-K for its fiscal year ended September 30, 1994 (the "Annual Report"), a Quarterly Report on Form
10-Q for the fiscal quarter ended December 31, 1994, a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, a Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995 (the "June 10-Q") and a definitive proxy statement (the "Proxy Statement") for Acquiror's Annual Meeting of Stockholders held on April 27, 1995 (collectively, the "Acquiror SEC Filings"), which have previously been filed with the Securities and Exchange Commission ("SEC"). The Acquiror SEC Filings when filed with the SEC complied in all material respects with the Exchange Act. The June 10-Q and the Proxy Statement are the only regular and periodic reports or proxy statements required to be filed by Acquiror pursuant to Sections 13 and 14 of the Exchange Act with the SEC since June 30, 1995. The Annual Report describes, among other things, the business, operations and principal properties of Acquiror in accordance with the requirements of the applicable report form. As of the date of their filing, the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. Except as disclosed in the Acquiror SEC Filings, since June 30, 1995, there have been no material changes in the business, results of operations, financial condition or properties of Acquiror required to be reported to the SEC pursuant to the Exchange Act.

         5.7 Absence of Certain Changes. Since June 30, 1995, Acquiror has not:

                 (a) suffered any adverse change in its working capital, financial condition, assets, liabilities, reserves, business or operations which is material to Acquiror,

                 (b) incurred, paid, discharged or satisfied any claims, liabilities or obligations other than the incurrence, payment, discharge or satisfaction of liabilities and obligations (i) reflected or reserved against on the balance sheet dated as of June 30, 1995 contained in the June 10-Q or
(ii) incurred in the ordinary course of business and consistent with past practices;

                 (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any material mortgage, pledge, lien, security interest, encumbrance, restriction or change of any kind, except for (a) mechanic's, materialman's or similar liens incurred in the ordinary course of business and (b) liens for current taxes not yet due, none of which are material in amount;

                 (d) canceled any material debts or waived any material claims or rights;

                 (e) sold, transferred or otherwise disposed of a material portion of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                 (f) declared, paid or set aside for payment any dividend or other distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Acquiror;

                 (g) made any change in any method of accounting or accounting practice;

                 (h) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors except for directors' fees, compensation to officers at rates not exceeding the rates of compensation reflected in the Acquiror SEC Filings and the grant of options as disclosed in Schedule 5.4(a); or

                 (i) entered into any transaction not in the ordinary course of business;

                 (j) except with respect to DMX-E, made any loans to, guaranteed any obligations of, or made any equity investments in, any Person, except for loans, guarantees, obligations or equity investments in amounts which are not material; or

                 (k) agreed, whether in writing or otherwise, to take any action described in this Section.

         5.8 Brokers and Finders. Neither Acquiror nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

         5.9 Tax-Free Nature of Merger. Acquiror has no plan or intention to take or omit to take any action that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI
                                OTHER AGREEMENTS

         6.1 Access to Information. Between the date of this Agreement and the Effective Time, TCI-E and Acquiror each will (a) give the other party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices and other facilities of such party and its subsidiaries and to all books and records of such party and its subsidiaries, (b) permit the other party to make such reasonable inspections of the offices, facilities, books, and records described in clause (a) as it may require and (c) cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of TCI-E or Acquiror and its subsidiaries, as the case may be, as the other party may from time to time reasonably request. All such access and information obtained by either TCI-E or Acquiror and their respective authorized representatives will be subject to
Section 6.2.

         6.2 Confidentiality. No party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other parties. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by law (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders or equity investors whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

         6.3 Reasonable Best Efforts. Each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

         6.4 Notification. Each party to this Agreement will, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and will use its reasonable best efforts to prevent or remedy such breach.

         6.5 Meeting of Stockholders of Acquiror. Acquiror will take all action necessary, in accordance with the Delaware Corporation Law and its Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement (as an agreement of merger under Section 252 of the Delaware Corporation Law), the Merger and the other transactions contemplated by this Agreement, to the extent such approval is required by the Delaware Corporation Law, Acquiror's Certificate of Incorporation and Part III of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc. The stockholder vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement will be the vote required by the Delaware Corporation Law and Acquiror's Certificate of Incorporation. Subject to the fiduciary duty of the Board of Directors of Acquiror under applicable law, Acquiror will use its reasonable best efforts to secure the vote of stockholders required by the Delaware Corporation Law and Acquiror's Certificate of Incorporation to effect such transactions within 90 days after the date of this Agreement.

         6.6     Regulatory and Other Authorizations.

                 (a) Governmental Consents. TCI-E and Acquiror will use their respective reasonable best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

                 (b) HSR Act Filings. As soon as practicable after the execution of this Agreement, but in any event no later than 15 days after such execution, UAPI and Acquiror each will complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act. Each of the parties will take any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding anything to the contrary in this Agreement, if UAPI, in its sole opinion, considers a request from a Governmental Authority for additional data and information in connection with the HSR Act to be unduly burdensome, UAPI and TCI-E may terminate this Agreement.

         6.7 Further Assurances. Each of the parties to this Agreement will execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and consummate the transactions contemplated by this Agreement or, at and after the Closing Date, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties to this Agreement will take or cause to be taken all actions and to do or cause to be done all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

         6.8     Tax Matters.

                 (a)      UAPI Obligations.

                          (i)     UAPI will be liable for, will pay, and will
indemnify and hold the Surviving Corporation harmless against, all Taxes payable by TCI-E attributable to any taxable period ending at or before the Effective Time ("TCI-E Taxes") and any liabilities, losses, damages, costs and expenses (including court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) attributable to any such TCI-E Taxes.

                          (ii)    UAPI will be entitled to any credits or
refunds of TCI-E Taxes payable or allocable to TCI-E or its shareholders at any time, and UAPI will indemnify and hold harmless the Surviving Corporation against any subsequent disallowance of such credits or refunds.

                          (iii)   UAPI will be responsible for the preparation
and filing of all Tax Returns relating to TCI-E Taxes for all taxable periods that end at or before the Effective Time, including returns with respect to such periods that are due after the Closing Date, and UAPI will be responsible for the payment of all Taxes payable by TCI-E shown to be due thereon.

                          (iv)    UAPI will be designated as the agent for
TCI-E with respect to TCI-E Taxes, and will have the sole authority to deal with any matters relating to TCI-E Taxes, including the filing of amended returns, except that such authority will not include a change of accounting method or revocation of tax elections that reasonably could be expected to have an adverse effect on the Surviving Corporation after the Effective Time.

                          (v)     Acquiror will promptly inform UAPI whenever
any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of any TCI-E Taxes. UAPI, at its cost and expense, will have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute.

                 (b)      Acquiror Obligations.

                          (i)     Acquiror will be liable for, will pay, and
will indemnify and hold UAPI and its Affiliates harmless against, all Taxes (A) payable by the Surviving Corporation attributable to any taxable period beginning at or after the Effective Time or (B) resulting from the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code to the extent such failure results from any action or omission by Acquiror, and, in each case, any and all liabilities, losses, damages, costs and expenses (including court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) attributable to any such Taxes.

                          (ii)    Whenever any taxing authority asserts a claim
or makes an assessment for Taxes for which Acquiror is or may be liable under
Section 6.8(b)(i), UAPI will promptly inform Acquiror. Acquiror, at its cost and expense, will have the night to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute.

                 (c)      Other Taxes.     Except as otherwise provided in
Section 6.8(a) and Section 6.8(b), all Taxes will be the responsibility of the taxpayer on which they are imposed, and any refunds and credits of Taxes will be for the account of the taxpayer responsible for such Taxes.

                 (d) Cooperation. The parties will cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, the payment of any Taxes in accordance with this Agreement, the conduct of any audit or other proceeding and otherwise to effect the provisions of this Agreement relating to Taxes. Each party will execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 6.8. Each party will notify the other party of any audit adjustments that do not result in a tax liability to that party but can reasonably be expected to affect Tax Returns of the other party.

                 (e)      Retention of Records. Acquiror, TCI-E and UAPI will
(i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such returns and (ii) give to each other reasonable access to such records, documents, accounting data and other information (including computer data) to its personnel (and will insure their cooperation) and to its premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement.

                 (f) Payments, Disputes. Except as otherwise provided in this Section 6.8, any amounts owed by any party to any other party under this
Section 6.8 will be paid within 15 days after notice from the party entitled to such payment. If any party entitled to indemnification under this Section 6.8 has not paid the amount for which such party is entitled to indemnification and such amount is being contested before the appropriate Governmental Authority in good faith, the indemnifying party will not be required to make payment to the indemnified party until an appropriate Governmental Authority determines finally that payment is due. If the parties cannot agree on any calculation of any liabilities under this Section 6.8, such calculation (but not the determination of whether any liability in fact exists) will be made by an independent public accounting firm acceptable to the disputing parties. The decision of such firm will be final and binding. The fees and expenses incurred in connection with such calculation will be borne equally by the disputing parties.

                 (g) Termination of Liabilities. Notwithstanding any other provision in this Agreement, the liabilities of UAPI and Acquiror for any Taxes under this Section 6.8 will apply only to Taxes properly assessed before the expiration of the applicable statute of limitations for such Taxes.

                 (h) Other Covenants. Neither Acquiror nor any of its Affiliates will take any action or fail to take any action if such action taken by Acquiror or any of its Affiliates or such failure to act by Acquiror or any of its Affiliates would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

         6.9     Board Representation.

                 (a) Initial Appointments. Acquiror will take such action as may be required to cause one designee of UAPI and one designee of TCI Turner Preferred, Inc. to be appointed to serve as directors of Acquiror, effective as of the Effective Time, until their successors are duly elected and qualified.

                 (b) Subsequent Action. So long as UAPI or any one or more of its Affiliates, in the aggregate, beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least 20% of the outstanding shares of Acquiror Common Stock at the date on which the Board of Directors of Acquiror selects its proposed nominee for election to the Board of Directors (the "Selection Date"), Acquiror will use its reasonable best efforts, consistent with the fiduciary duties of its Board of Directors and applicable law: (i) to include in its proxy statement for each meeting of Acquiror's stockholders at which directors are to be elected a recommendation by Acquiror's Board of Directors that one person designated by UAPI and one person designated by TCI Turner Preferred, Inc. be elected as directors; and (ii) to take such other actions as may be necessary or appropriate to cause such persons to be elected as directors of Acquiror. If UAPI or any one or more of its Affiliates, in the aggregate, beneficially own less than 20% but at least 10% of the outstanding shares of Acquiror Common Stock at the Selection Date Acquiror's obligations under this subsection (b) will apply only to one person designated by TCI Turner Preferred, Inc. If UAPI or any one or more of its Affiliates, in the aggregate, beneficially own less than 10% of the outstanding shares of Acquiror Common Stock at the Selection Date, Acquiror will have no obligations under this subsection (b) even if such ownership increases above 10% in subsequent years.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

         7.1 Conditions to the Obligations of TCI-E. UAPI and Acquiror. The obligations of TCI-E, UAPI and Acquiror to consummate the transactions contemplated by this Agreement are subject to the requirements that:

                 (a) This Agreement, the Merger and the other transactions contemplated by this Agreement have been approved and adopted by the stockholders of Acquiror as provided in Section 6.5;

                 (b) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act has expired or been terminated;

                 (c) No Governmental Authority has enacted, issued, promulgated, enforced or entered any statute or rule, regulation, injunction or other order (whether temporary or preliminary or permanent) that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the transactions contemplated by this Agreement, or that questions the validity or the legality of the transactions contemplated by this Agreement and that reasonably could be expected to materially and adversely affect UAPI, any of its Affiliates or the Surviving Corporation or any of its Affiliates.

         7.2 Conditions to the Obligations of TCI-E and UAPI. The obligations of TCI-E and UAPI to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 (a) The representations and warranties of Acquiror set forth in this Agreement or in any other document delivered pursuant to this Agreement are true in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for any change required or contemplated by this Agreement, and Acquiror has delivered to TCI-E and UAPI at the Closing a certificate to that effect executed on behalf of Acquiror by an executive officer of Acquiror;

                 (b) Each of the covenants of Acquiror set forth in this Agreement that is required to be performed on or before the Closing Date has been duly performed in all material respects on or before the Closing Date and Acquiror has delivered to TCI-E and UAPI at the Closing a certificate to that effect executed on behalf of Acquiror by an executive officer f Acquiror;

                 (c) The Acquiror Common Stock has not been suspended from trading on Nasdaq;

                 (d) TCI-E and UAPI have received an opinion of Manatt, Phelps & Phillips, counsel for Acquiror, dated as of the Closing Date, in form and substance reasonably satisfactory to TCI-E, UAPI and their counsel; and

                 (e) Those consents of third parties listed on Schedule 7.2(e) have been obtained.

         7.3 Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 (a) The representations and warranties of TCI-E and UAPI set forth in this Agreement or in any other document delivered pursuant to this Agreement are true in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for any change required or contemplated by this Agreement, and TCI-E and UAPI each has delivered to Acquiror at the Closing a certificate to that effect executed on behalf of TCI-E by one of its officers;

                 (b) Each of the covenants of TCI-E and UAPI set forth in this Agreement that is required to be performed on or before the Closing Date has been duly performed in all material respects on or before the Closing Date and TCI-E and UAPI each has delivered to Acquiror at the Closing a certificate executed on its behalf by one of its officers;

                 (c)      Acquiror has received an opinion of Stephen. M.
Brett, counsel for TCI-E and UAPI, dated as of the     Closing Date, in form
and substance reasonably satisfactory to Acquiror and its counsel; and

                 (d) Those consents of third parties described on Schedule 7.3(d) have been obtained.
                                  ARTICLE VIII
                                  TERMINATION

         8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

                 (a) by mutual written consent duly authorized by the Boards of Directors of TCIE and Acquiror;

                 (b)      by TCI-E, if the condition set forth in Section 7.1
(a) is not satisfied within 120 days after the date of this Agreement;

                 (c) by any party, so long as the terminating party is not in default under this Agreement in any material respect, after December 31, 1995 (the "Termination Date"), if the Merger has not been consummated on or before such date;

                 (d) by TCI-E and UAPI, if neither of them is in default under this Agreement in any material respect, and either (i) Acquiror has failed to perform in any material respect any covenant in this Agreement when performance thereof was due and has not cured the failure within 20 Business Days after TCI-E delivered written notice thereof to Acquiror, (ii) any condition in Section 7.1 or Section 7.2 has not been satisfied in any material respect and is not capable of being satisfied prior to the Termination Date or
(iii) Acquiror's Board of Directors has materially modified or withdrawn the approval, determination or recommendation referred to in Section 5.5;

                 (e) by Acquiror, if it is not in default under this Agreement in any material respect, and either (i) TCI-E or UAPI has failed to perform in any material respect any covenant in this Agreement when performance thereof was due and has not cured the failure within 20 Business Days after Acquiror delivered written notice thereof to TCI-E, (ii) any condition in
Section 7.1 or Section 7.3 has not been satisfied and is not capable of being satisfied prior to the Termination Date; or

                 (f)      by TCI-E and UAPI pursuant to Section 6.6(b).

         8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of
Section 8.3, Section 10.8 (subject to Section 8.3) and Section 10.13, will immediately become null and void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 8.2 will relieve any party to this Agreement of liability for breach of this Agreement.

         8.3     Fees and Expenses.

                 (a) If this Agreement is terminated by Acquiror (i) pursuant to Section 8.1 (e), other than as a result of the failure of any condition in Section 7.1 or of the conditions in Section 7.3(a) or Section 7.3(d) to be satisfied or to be capable of being satisfied prior to the Termination Date, or (ii) pursuant to Section 8.1(e) as a result of the failure of the condition in Section 7.3(a) to be satisfied or to be capable of being satisfied prior to the Termination Date, unless such condition was not satisfied and was not capable of being satisfied as a result of a change in circumstances not within the control of TCI-E or UAPI after the date of this Agreement, TCI-E and UAPI, jointly and severally, agree promptly to pay to Acquiror an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of Acquiror to its attorneys, accountants, environmental consultants, management consultants and other consultants and advisors in connection with the negotiation, execution, and delivery of this Agreement and the transactions contemplated by this Agreement, provided that such payment will in no event exceed $150,000. Such payment will be made in same day funds no later than five Business Days after receipt by UAPI of reasonably detailed written statements describing the fees and expenses.

                 (b) If this Agreement is terminated by TCI-E or UAPI (i) pursuant to Section 8.1 (d), other than as a result of the failure of any condition in Section 7.1 or of the conditions in Section 7.2(a) or Section 7.2(e) to be satisfied or to be capable of being satisfied prior to the Termination Date, or (ii) pursuant to Section 8.l(d) as a result of the failure of the condition in Section 7.2(a) to be satisfied or to be capable of being satisfied prior to the Termination Date, unless such condition was not satisfied and was not capable of being satisfied as a result of a change in circumstances not within the control of Acquiror after the date of this Agreement, Acquiror promptly will pay to UAPI an -amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of TCI-E and UAPI to their attorneys, accountants, environmental consultants, management consultants and -other consultants and advisors in connection with the negotiation, execution, and delivery of this Agreement, provided that such payment will in no event exceed $150,000. Such payment will be made in same day funds no later than five Business Days after receipt by Acquiror of detailed written statements describing the fees and expenses.

                                   ARTICLE IX
                                INDEMNIFICATION

         9.1 Indemnification by UAPI. UAPI will indemnify, defend and hold harmless Acquiror and its Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                 (a) all losses, damages, liabilities, deficiencies or obligations of or to Acquiror or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by TCI-E or UAPI in this Agreement, subject to Section 10.1, (ii) any breach of any covenant, agreement or obligation of TCI-E or UAPI contained in this Agreement or (iii) any act or omission of TCI-E or UAPI with respect to, or any event or circumstance related to, the ownership or operation of the assets or the conduct of the business of TCI-E, which act, omission, event or circumstance occurred or existed prior to the Effective Time, other than any liability or obligation of TCI-E under the instruments and agreements evidencing the Note Rights (the "Assumed Liabilities"); and

                 (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs-and expenses) incident or relating to or resulting from any of the foregoing.

         9.2 Indemnification by Acquiror. Acquiror will indemnify, defend and hold harmless UAPI and its Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                 (a) all losses, damages, liabilities, deficiencies or obligations of or to TCI-E or UAPI or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Acquiror in this Agreement, subject to Section 10.1, (ii) the breach of any covenant, agreement or obligation of Acquiror contained in this Agreement, (iii) the failure by Acquiror to perform or satisfy any of the Assumed Liabilities or (iv) any act or omission of Acquiror with respect to, or any event or circumstance related to, the ownership or operation of the assets of TCI-E acquired by Acquiror in the Merger or the conduct of the business of TCI-E by Acquiror after the Effective Time; and

                 (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         9.3 Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an

"Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Article IX,
(b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action. the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party is advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Article IX will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 9.3. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

                                   ARTICLE X
                                 MISCELLANEOUS

         10.1 Survival of Representations and Warranties. The representations of TCI-E in Section 4.4 and Section 4.5 and the representations of Acquiror in Section 5.4, Section 5.6, Section 5.7 and Section 5.9 will survive beyond the Closing Date. All other representations and warranties contained in this Agreement will not survive beyond the Closing Date. This
Section 10.1 will not limit the enforceability of any covenant or agreement of any of the parties to this Agreement that by its terms requires performance after the Closing Date.

         10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

         10.3 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt-requested) to the respective parties as follows:

if to TCI-E or UAPI:               c/o Tele-Communications, Inc.
                                   Terrace Tower II
                                   5619 DTC Parkway Englewood, Colorado 80111
                                   Telecopy: (303) 488-3219
                                   Attention: Stephen M. Brett

with copies to:                    Sherman & Howard L.L.C.
                                   3000 First Interstate Tower North
                                   633 Seventeenth Street
                                   Denver, Colorado 80202
                                   Telecopy: (303) 298-0940
                                   Attention: Charles Y. Tanabe, Esq.

if to Acquiror:                    DMX Inc.
                                   11400 W. Olympic Boulevard, Suite 1100
                                   Los Angeles, California 90064-1507
                                   Telecopy: (310) 444-1717
                                   Attention: Robert Manning

with copies to:                    Manatt, Phelps & Phillips
                                   11355 W. Olympic Blvd
                                   Los Angeles, California 90064-1614
                                   Telecopy: (310) 312-4224
                                   Attention: Gordon M. Bava, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective on delivery. Any notice or communication sent by telecopy will be deemed effective when confirmed. Any notice or communication sent by registered or certified mail, return receipt requested, will be deemed effective when received, as evidenced by the return receipt.

         10.4 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE

REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER PRINCIPLES OF CONFLICTS OF LAWS APPLICABLE THERETO, EXCEPT THAT CERTAIN PROVISIONS OF THIS AGREE RELATING TO THE MERGER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE COLORADO CORPORATION LAW TO THE EXTENT PROVIDED IN THIS AGREEMENT.

         10.5 Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive.

         10.6 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6.8, Article IX and Section 10.9, which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons.

         10.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

         10.8 Payment of Expenses. Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein. Any sales or other transfer taxes payable in connection with the Merger will be paid by Acquiror. Each party will bear one-half the amount of all fees payable by the parties in connection with filing of a notification and report pursuant to the HSR Act.

         10.9 No Personal Liability. This Agreement will not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of any party to this Agreement or any officer, director, employee, agent, representative, or investor of any party to this Agreement.

         10.10 Binding Effect: Assignment. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective legal representatives and successors. This Agreement may not be assigned by any party to this Agreement.

         10.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. To the extent permitted by applicable law, any amendment to this Agreement after the meeting of the stockholders of Acquiror referred to in Section 6.6 may be made without seeking the approval of such stockholders.

         10.12 Extension: Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate, or writing delivered pursuant to this Agreement by any other party or (c) waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

         10.13 Legal Fees & Costs. If any party to this Agreement institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein will be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

         10.14 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                       TCI-EUROMUSIC, INC.

                                       By:      /s/ Stephen M. Brett
                                           -------------------------------------
                                       Name:    Stephen M. Brett
                                             -----------------------------------
                                       Title:   Executive Vice President
                                              ----------------------------------


                                       UNITED ARTISTS PROGRAMMING INTERNATIONAL,
                                       INC.

                                       By:      /s/ Stephen M. Brett
                                           -------------------------------------
                                       Name:    Stephen M. Brett
                                             -----------------------------------
                                       Title:   Executive Vice President
                                              ----------------------------------


                                       DMX INC.

                                       By:      /s/ Robert M. Manning
                                           -------------------------------------
                                       Name:    Robert M. Manning
                                             -----------------------------------
                                       Title:   Executive Vice-President
                                              ----------------------------------

                               AMENDMENT NO.1 TO
                          AGREEMENT AND PLAN OF MERGER
                                  By and Among
                              TCI EUROMUSIC, INC.,
                 UNITED ARTISTS PROGRAMMING INTERNATIONAL, INC.
                                      And
                                    DMX INC.

        This Amendment No.1 (the "Amendment") to the Agreement and Plan of Merger by and among TCI Euromusic, Inc. ("TCI-E"), United Artists Programming International, Inc. ("UAPI") and DMX Inc. ("Acquiror") (collectively, the "Parties"), dated as of August 28, 1995 (the "Agreement"), is entered into as of November 1, 1995 by and among the parties hereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

                                    RECITALS

        WHEREAS, the Parties executed the Agreement on August 28, 1995;

        WHEREAS, pursuant to the terms of the Agreement, the Agreement shall terminate in the event that (i) the Closing shall not have occurred by December 31, 1995, or (ii) the DMX stockholders shall not have approved the transactions contemplated by the Agreement within 120 days of the date of the Agreement; and

        WHEREAS, the Parties have decided to extend the Termination Date and the time required to obtain stockholder approval;

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:



        1. The last sentence in Section 6.5 shall be amended to read in its entirety as follows:

                "Subject to the fiduciary duty of the Board of Directors of Acquiror under applicable law, Acquiror will use its reasonable best efforts to secure the vote of stockholders required by the Delaware Corporation Law and Acquiror's Certificate of Incorporation to effect such transactions within 150 days after the date of this Agreement."

        2. Section 8.1(b) shall be amended to read in its entirety as follows:

                "(b)    by TCI-E, if the condition set forth in Section 7.1(a)
                is not satisfied within 180 days after the date of this Agreement;"

        3. Section 8.1(c) shall be amended to read in its entirety as follows:

                "(c) by any party, so long as the terminating party is not in default under this Agreement in any material respect, after February 29, 1995 (the 'Termination Date"), if the Merger has not been consummated on or before such date;'

        4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        IN WITNESS WHEREOF, the parties to this Amendment have duly executed this Amendment as of the day and year first above written.

                                              TCI EUROMUSIC, INC.

                                              /s/ Stephen M. Brett
                                              -------------------------------
                                              Name: Stephen M. Brett
                                              Title: Executive Vice President

                                              UNITED ARTISTS PROG
                                              INTERNATIONAL, INC.

                                              /s/ Stephen M. Brett
                                              -------------------------------
                                              Name: Stephen M. Brett
                                              Title:  Executive Vice President

                                              DMX INC.

                                              /s/ Robert M. Manning
                                              --------------------------------
                                              Name: Robert M. Manning
                                              Title: Executive Vice President

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER
                                  By and Among
                              TCI EUROMUSIC, INC.,
                    UNITED ARTISTS PROG  INTERNATIONAL, INC.
                                      And
                                    DMX INC.

        This Amendment No. 2 (the "Amendment") to the Agreement and Plan of Merger by and among TCI Euromusic, Inc. ("TCI-E"), United Artists Programming International, Inc. ("UAPI") and DMX Inc. ("Acquiror") (collectively, the "Parties"), dated as of August 28, 1995, as amended as of November 1, 1995 (the "Agreement"), is entered into as of January 17, 1996 by and among the parties hereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

                                    RECITALS

        WHEREAS, pursuant to the terms of the Agreement, the Agreement shall terminate in the event that (i) the Closing shall not have occurred by February 29, 1996, or (ii) the DMX stockholders shall not have approved the transactions contemplated by the Agreement within 180 days of the date of the Agreement; and

        WHEREAS, the Parties have decided to extend the Termination Date and the time required to obtain stockholder approval;

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

        1. The last sentence in Section 6.5 shall be amended to read in its entirety as follows:

                "Subject to the fiduciary duty of the Board of Directors of Acquiror under applicable law, Acquiror will use its reasonable best efforts to secure the vote of stockholders required by the Delaware Corporation Law and Acquiror's Certificate of Incorporation to effect such transactions within 200 days after the date of this Agreement."

        2. Section 8.1(b) shall be amended to read in its entirety as follows:





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

                " (b) by TCI-E, if the condition set forth in Section 7.1(a) is not satisfied within 230 days after the date of this Agreement;"

        3. Section 8.1 (c) shall be amended to read in its entirety as follows:

                " (c) by any party, so long as the terminating party is not in default under this Agreement in any material respect, after April 15, 1996 (the "Termination Date"), if the Merger has not been consummated on or before such date; "

        4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        IN WITNESS WHEREOF, the parties to this Amendment have duly executed this Amendment as of the day and year first above written.

                                           TCI EUROMUSIC, INC.


                                           /s/ Stephen M. Brett
                                           --------------------------------
                                           Name: Stephen M. Brett
                                           Title: Executive Vice President


                                           UNITED ARTISTS PROGRAMMING
                                           INTERNATIONAL, INC.


                                           /s/ Stephen M. Brett
                                           -------------------------------
                                           Name: Stephen M. Brett
                                           Title: Executive Vice President


                                           DMX INC.


                                           /s/ Robert M. Manning
                                           --------------------------------
                                           Name: Robert M. Manning
                                           Title: Executive Vice President





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